Exhibit 10.61

December 17, 2010

Mr. Hugo Dorph

[Address]

[City, Country Postal Code]

Re:	Executive Secondment to Deltek, Inc.

Dear Hugo,

As you know, on November 30, 2010, the United States Citizenship and Immigration Services approved the L-1A visa application relating to your secondment to the US. The purpose of this letter is to confirm the general terms of your secondment from Maconomy A/S in Copenhagen, Denmark to Deltek, Inc. (“Deltek”) in Herndon, Virginia, beginning December 1, 2010 through December 31, 2012. This secondment letter describes the terms specifically relating to your secondment to Deltek, Inc.

During the secondment, your service agreement dated 26 April 2005 including any addenda (the “Service Agreement”) will be suspended, and the terms and conditions set out in this letter (including any appendices) will constitute your employment terms during the secondment. Although your Service Agreement will be suspended during this period, you will still be eligible to receive, as provided by the Service Agreement, your 2010 bonus under the Maconomy bonus plan as well as the “loyalty” bonus you would be entitled to relating to Deltek’s acquisition of Maconomy.

Upon completion of the term of the secondment, you will return to Maconomy A/S, at which time the Service Agreement will enter into force again. Deltek warrants that Maconomy A/S will accept both the suspension of the Service Agreement under the terms and conditions set out in this letter and the later re-instating of the Service Agreement.

I. Secondment

A.	Position

During the term of your secondment, you will be an employee of Deltek, Inc. and will be based in Herndon, VA. Your position will be Executive Vice President and General Manager, AE/PS, reporting to Kevin Parker, President and Chief Executive Officer, or such other person as the CEO of Deltek shall designate.

B.	Term

Your secondment commenced on December 1, 2010 and will continue through December 31, 2012.

Subject to mutual agreement between you and Deltek, the secondment may be extended by up to 11 months.

II. Compensation

Your total current compensation is DKK 3,306,177. The components of your current compensation are salary and cash bonus. Based on the average exchange rate for the 180 days through December 14, 2010 (which is 5.65672:1), your current compensation is:

	DKK	USD
Salary	2,361,555	417,478
Bonus Target	944,622	166,992

Total	3,306,177	584,470

Consistent with Deltek’s executive compensation program, as an EVP with revenue responsibility for AE/PS, your 2011 compensation will be split approximately 60% to salary and 40% to bonus. Based on your current compensation, as stated above, this would have changed your 2010 compensation as follows:

	DKK	USD
Salary	2,036,419	360,000
Bonus Target	1,269,758	224,470

Total	3,306,177	584,470

Additional details regarding your cash compensation are set forth below.

A.	Base Salary

As a Deltek employee, you will be paid in the U.S. in U.S. dollars, in accordance with Deltek’s current bi-monthly payroll practices. Your base salary for 2011 will be effective January 1, 2011, and will reflect the average exchange rate for the 180 days through December 31, 2010.

B.	Variable Compensation

Bonuses will be paid quarterly in the U.S. in U.S. dollars, based on a combination of your satisfaction of actual performance against agreed targets and the Company’s actual performance against targets, and your actual bonuses may be more or less than your bonus target. All payments to you by the Company will be subject to any required withholding of taxes. Your target bonus for 2011 will be effective January 1, 2011, and will reflect the average exchange rate for the 180 days through December 31, 2010. As a new executive in Deltek’s bonus program, your bonus for the first two quarters of 2011 will be paid at a minimum of 100% of your target bonus for the quarter.

C.	Pension Contribution

Consistent with the terms of your Service Agreement, you will receive a company-paid pension contribution equivalent to 10% of your base salary and any individual bonus paid to you during the term of your secondment. You will need to provide us with information relating to the pension scheme to which you want any contributions to be made.

III. Benefits and Travel

A.	Medical/Dental Benefits

You will receive medical and dental benefits through Deltek’s United States benefits offerings. You will be subject to the terms of the U.S. plans, which may include paying a monthly premium, and a deductible or co-payment when receiving medical and dental care. You will need to complete the online enrollment process immediately upon the start of your secondment.

B.	Business-Related Travel

You will be reimbursed for your actual and reasonable costs for business trips as necessary during your secondment. (Please consult Karoline Mayr, Deltek Travel Manager).

C.	Non-Business-Related Travel

You and your family will be reimbursed for the actual and reasonable costs of two roundtrip airfares per year, subject to the home leave allowance limits described in Section IV below.

D.	Vacation

You will continue to accrue paid time off at the same rate as is provided under your Service Agreement, and your accrued vacation will be carried over from one year to the next, subject to a 240 hour maximum carry-over.

IV. Authorized Transition Services

A.	Relocation to U.S.

Deltek has a contract with a relocation company, MSI, which will assist you with the following services for your relocation to the United States. The company will reimburse you or pay directly for the following expenses up to the specified limit in connection with your secondment in the United States.

	2011	2012	Total in DKK	Total in USD
Relocation Costs to Wash, DC (Fairfax) Actual Costs up to limit
Pre-Assignment Visit	61,786	—	61,786	11,041
Destination Services	30,778	—	30,778	5,500
Cultural Training	22,384	—	22,384	4,000
Language Training	89,536	—	89,536	16,000
Household Goods Shipment	235,439	—	235,439	42,073
Immigration	33,576	—	33,576	6,000
Home Auto Disposal Assistance	27,980	—	27,980	5,000
Final Move AirFare	47,846	—	47,846	8,550
Pet Airfare	25,000		25,000	4,468
Temporary Living Expenses				—
Hotel	102,000	—		—
Meals and Incidentals	66,360	—		—
Total Temp. Living Expenses	168,360	—	168,360	30,086
Spousal Assistance	27,980	—	27,980	5,000
Misc. Relocation Allowance	55,960	—	55,960	10,000

Total Relocation Costs Expat.	801,623	—	826,623	147,718

B.	On-going Allowances during your secondment:

During the term of your secondment, Deltek will provide you with the following allowances (as appropriate). If during the establishment of your secondment it is determined that you do not need a particular allowance, it will be omitted from your allowances. Any items that are arranged as a direct bill (such as tax preparation) to Deltek would also be removed from your allowance schedule.

	2011	2012	Total in DKK	Total in USD
On-Going Allowances
Housing Allowance	372,692	383,872	756,564	135,198
Utilities Allowance	19,810	20,404	40,214	7,186
Housing Norm	—	—	—	—
Home Leave	25,014	25,764	50,778	9,074

Transportation Allowance	87,810	90,444	178,254	30,410
Tax Preparation Fees	27,980	28,819	56,799	10,150
Property Management Fees	27,980	28,819	56,799	10,150
Dependant Education Fees	111,919	115,277	227,196	40,600
Home Storage Fees	31,337	32,278	63,615	11,368
Total On-Assignment Costs	645,428	664,791	1,310,219	254,136

C.	Repatriation at the end of your secondment:

Upon the completion of your secondment, Deltek will reimburse you for the following expenses up to the specified limit in connection with your return to Denmark.

	2011	2012	Total in DKK	Total in USD
Relocation Costs to Copenhagen, DK Actual Costs up to limit
Household Goods Shipment	—	242,502	242,502	43,335
Misc. Relocation Allowance	—	111,919	111,919	20,000
Final Move Airfare	—	49,281	49,281	8,807
Temporary Living Expenses
Hotel	—	82,800		—
Meals and incidentals	—	98,805		—
Total Temp. Living Expenses	—	181,605	181,605	32,453
Total Repatriation Costs	—	585,308	585,308	104,595

If your secondment is terminated by Deltek without Cause, you will be repatriated to Denmark, and Deltek will reimburse you for the actual and reasonable costs of your repatriation to Denmark up to the limits specified above. In addition, you will be entitled to the allowances described in Section IV(B) above for an additional 90-day period following the termination of your secondment by Deltek, and Deltek will be solely responsible for any lease payments on your rented home and your leased cars in the U.S. for any remaining term after the additional 90-day period. If you terminate your secondment, you will be required to reimburse Deltek for a prorated portion of the relocation costs Deltek has incurred per Section IV(A) with respect to the uncompleted portion of your secondment.

V. Tax Preparation and Equalization

You will participate in our Tax Equalization Program during the term of your secondment. The intent of the program is that your ultimate tax liability will be no greater than that which you would have paid in Denmark.

VI. Data Protection Act

The Company holds information relating to you which is subject to data protection regulations. By signing this letter, you consent to the Company processing, both manually and by electronic means, your personal data for the purposes of the administration and management of your employment and/or the Company’s business.

More information about the typical purposes for which the Company may process personal data may be obtained by contacting the data protection officer.

The Company will treat all personal data as confidential and will not use or process it other than for legitimate purposes. The Company will ensure that the information is accurate, kept up to date and not kept for longer than is necessary. Measures will also be taken to safeguard against unauthorised or unlawful processing and accidental loss or destruction or damage to the data.

Personal data will be transferred to and processed in the United States at the Company’s parent head office. It may also be processed by other subsidiaries of the parent company or by third parties providing services to the Company. You agree to the processing of personal data as described above. Subject to certain limited exceptions, you are entitled to gain access to your personal data held by the Company.

VII. Termination

We recognize that you retain the option, as do we, of ending your employment at any time, with or without notice and with or without cause. As such, your employment with us is at-will.

In the event of a termination of your secondment letter by either you or Deltek or the expiration thereof, the Service Agreement will be re-instated.

If both the secondment and your employment under the Service Agreement are terminated by Deltek without Cause (as defined in Annex A), you will be entitled to (i) 90 days’ notice under this secondment letter, and (ii) an additional 12 months’ notice pay, consistent with the terms of your Service Agreement.

In addition, in the unlikely event of your death, Deltek agrees to pay to your family an amount equivalent to six months of your then-current base salary.

VIII. Miscellaneous

As a condition of the foregoing benefits, you will execute and deliver Deltek’s standard Employee Confidential Information, Intellectual Property, and Non-Competition Agreement, which is attached as Annex B. As we have discussed, the commencement date for your obligations with respect to non-solicitation and non-competition under the Employee Confidential Information, Intellectual Property, and Non-Competition Agreement shall begin on the notice date relating to the termination of the Service Agreement.

Your secondment to Deltek Inc., including the terms and conditions set out in this letter together with Annex A, is made and entered in the Commonwealth of Virginia. During the term of the secondment, the terms of this letter shall be governed by, and interpreted under, the laws of the Commonwealth of Virginia, regardless of any principles of conflicts of laws or choice of laws of any jurisdiction, and the parties submit to the exclusive jurisdiction of the state or federal courts of the Commonwealth of Virginia for such purposes. However, upon a termination of the secondment by Deltek, the terms of this letter shall then be governed by, and interpreted under, the laws of the Kingdom of Denmark, regardless of any principles of conflicts of laws or choice of laws of any jurisdiction, and the parties submit to the exclusive jurisdiction of the City Court of Copenhagen for such purposes.

Hugo, we are excited to have you joining our team in the United States and look forward to growing the Company together.

Sincerely,

/s/ Kevin T. Parker

Kevin T. Parker

President and Chief Executive Officer

Acknowledged and Accepted:

Hugo Dorph

/s/ Hugo Dorph

12 December 2010

Date

Annex A

Definitions

“Cause” shall mean (A) a conviction of you for the commission of a felony, (B) a commission by you of one or more acts involving fraud or gross misconduct that cause material damage to the Company, (C) a material violation by you of the Confidential and Proprietary Information, Assignment of Inventions and Noncompetition Agreement or (D) your breach of any material terms of this letter (unless such breach can be fully cured and is fully cured within 30 days after written notice by the Company to you identifying such breach). Prior to terminating your employment for Cause pursuant to clause (D), you shall be given (1) a written notice of such determination setting forth the nature of such alleged Cause item and specifically stating the corrective action required, (2) a reasonable opportunity to meet with the Board (with the assistance of your counsel if you so elect) to discuss such item and required corrective action and (3) a reasonable opportunity to take the required action and cure such item.

Annex B

CONFIDENTIAL INFORMATION, INTELLECTUAL PROPERTY,

AND NON-COMPETITION AGREEMENT

This Confidential Information, Intellectual Property, and Non-Competition Agreement (this “Agreement”) is made and entered, as of the date set forth below, by and between Deltek, Inc. (“Deltek”) and                                                   (“Employee”). As a condition of Employee’s employment with Deltek, and in consideration for such employment, Employee agrees to the following terms:

1. Deltek’s Confidential Information.

a. Employee understands that, in the normal course of employment with Deltek, Employee will have access to, and in some cases will prepare and create for Deltek, trade secrets and other confidential and proprietary information relating to the business and operations of Deltek and Deltek’s clients, including but not limited to: client and customer lists; information with respect to the name, address, contact person, requirements, or potential needs of customers or clients; other information relating to clients and prospective clients from whom Deltek has solicited business or plans to solicit business; business plans and strategies; research and development; technology; company processes and methodology; proprietary computer software and associated programs; information related to Deltek’s relationships with its partners, vendors, and/or suppliers; accounting information; company policies; products and product design; technical matters; pricing and pricing structures; costs of doing business; business affairs, methods, objectives, and strategies; marketing plans; personnel information; and financial information relating to Deltek and/or its clients or customers (collectively “Confidential Information”).

b. Employee acknowledges and agrees that Confidential Information is developed by and for Deltek at considerable expense; that this information is a valuable Deltek asset and part of its goodwill; and that this information is vital to Deltek’s success and is the sole property of Deltek. Employee acknowledges and agrees that Deltek is engaged in a highly competitive enterprise, so that any unauthorized disclosure or unauthorized use of the Confidential Information protected under this Agreement, whether during Employee’s employment with Deltek or after Employee’s employment ends, would cause immediate, substantial and irreparable injury to the business and goodwill of Deltek. Employee acknowledges and agrees that such Confidential Information, regardless of whether it is reduced to writing, is the exclusive property of Deltek.

c. Employee will not, either during Employee’s employment or at any time after the termination of Employee’s employment with Deltek for any reason, on Employee’s own behalf or as a partner, officer, director, employee, agent, administrator, advisor or consultant of any other person or entity, use, reproduce, or disclose Deltek’s Confidential Information to any person or entity other than as authorized by Deltek in the course of performing work for Deltek. Employee also will not aid others in obtaining or using any such Confidential Information for any reason not in the best interests of Deltek. Employee agrees that he/she shall use the utmost care to protect the secrecy and confidentiality of Deltek’s Confidential Information and shall take steps to ensure that unauthorized persons do not have access to Confidential Information.

2. Intellectual Property

a. Attached hereto as Exhibit A is a list describing all inventions, whether patentable or not, original works of authorship, sales lists, software, computer code, development, improvements, and trade secrets which were made by Employee prior to Employee’s employment with Deltek, which relate to Deltek’s proposed business and products, and which are not assigned to Deltek; or, if no such list is attached, Employee represents that there are no such inventions.

b. Employee agrees that Employee will promptly make full written disclosure to Deltek, will hold in trust for the sole right and benefit of Deltek, and hereby assigns to Deltek all right, title, and interest in and to any and all inventions, original works of authorship, developments, improvements or trade secrets which Employee has solely or jointly conceived or developed or reduced to practice, or caused to be conceived or developed or reduced to practice, during the period of time Employee has been in the employ of Deltek or which Employee may solely or jointly conceive or develop or reduce to practice, during the period of time Employee shall be in the employ of Deltek. Employee acknowledges that all original works of authorship which have been and will be made by Employee (solely or jointly with others) within the scope of employee’s employment and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act (17 USCA Section 101).

c. Employee agrees to keep and maintain adequate and current written records of all inventions and original works of authorship made by Employee (solely or jointly with others) during the term of employment with Deltek. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by Deltek. The records will be available to and remain the sole property of Deltek at all times.

d. Employee agrees that Employee’s obligation to assist Deltek to obtain United States or foreign letters patent and copyright registrations covering inventions and original works of authorship assigned hereunder to Deltek shall continue beyond the termination of employment, but Deltek shall compensate Employee at a reasonable rate for time actually spent by Employee at Deltek’s request on such assistance. If Deltek is unable because of Employee’s mental or physical incapacity or for any other reason to secure Employee’s signature to apply for or to pursue any application for any United States or foreign letters patent or copyright registrations covering inventions or original works of authorship assigned to Deltek as above, then Employee hereby irrevocably designates and appoints Deltek and its duly authorized officers and agents as Employee’s agent and attorney in fact, to act for and in Employee’s behalf and stead, to execute and further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by Employee. Employee hereby waives and quitclaims to Deltek any and all claims, of any nature whatsoever, which Employee now or may hereafter have for infringement of any patents or copyright resulting from any such application for letters patent or copyright registration assigned hereunder to Deltek.

3. Non-Competition

a. During Employee’s employment with Deltek and for a period of one (1) year after termination thereof, regardless of reason, Employee will not engage in Competition with Deltek. For purposes of this Agreement, “Competition” shall mean:

(i) providing licensing, maintenance and/or consulting services with respect to Deltek’s proprietary software;

(ii) becoming engaged as a partner, officer, director, employee, agent, contractor, or consultant of any other person or entity that provides licensing, maintenance and/or consulting services with respect to Deltek’s proprietary software, unless Employee is engaged in a capacity that does not include any of the duties that Employee performed for Deltek in the final two years of Employee’s employment with Deltek, and that will not, whether intentionally or inevitably, involve any use or reliance on the Deltek Confidential Information in Employee’s possession;

and/or

(iii) becoming engaged as a partner, officer, director, employee, agent, contractor, or consultant of a Competitor unless Employee is engaged in a capacity that does not include any of the duties that Employee performed for Deltek in the final two years of Employee’s employment with Deltek, and that will not, whether intentionally or inevitably, involve any use or reliance on the Deltek Confidential Information in Employee’s possession.

For purposes of this Agreement, a “Competitor” is an individual or entity that (1) offers to business customers, for sale or license, Deltek proprietary software or project-oriented computer software that provides similar functionality to the proprietary software offered by Deltek; and/or (2) provides maintenance and/or consulting services directly related to such software.

b. Notwithstanding the foregoing, should Employee wish to become employed or otherwise engaged by a Deltek business partner, Employee may be granted written permission to accept such an engagement, depending on the facts and circumstances involved. Employee should direct any request for such permission to the office of the General Counsel of Deltek.

c. Nothing in this Agreement shall be construed to prohibit Employee from owning not more than one percent (1%) of the total outstanding stock of any publicly held company.

4. Non-Solicitation

a. During Employee’s employment with Deltek and for a period of one (1) year after termination thereof, regardless of reason, Employee will not solicit, personally or by assisting others, on behalf of a Competitor (defined above), any customer of Deltek with whom Employee had Material Contact during his/her employment with Deltek. Employee will be deemed to have had “Material Contact” with a customer if, during the final two years of Employee’s employment with

Deltek, Employee (i) directly interacted with such customer; (ii) supervised an employee who interacted with such customer; and/or (iii) obtained or received non-public information related specifically to Deltek’s business or prospective business with such customer. Notwithstanding the foregoing, this Agreement shall not prevent Employee from soliciting customers on behalf of a Competitor if the Competitor engages in multiple lines of business, including lines of business that are not covered by the definition of “Competitor” set forth above, and Employee’s solicitation relates exclusively to such other line(s) of business.

b. During Employee’s employment with Deltek and for a period of one (1) year after termination thereof, regardless of reason, Employee will not solicit, personally or by assisting others, on behalf of a Competitor (as defined above), any employee, business partner, or contractor of Deltek with whom Employee had Material Contact during his/her employment with Deltek. Employee will be deemed to have had “Material Contact” with an employee, business partner, or contractor if, during the final two years of Employee’s employment with Deltek, Employee (i) directly interacted with such employee, business partner, or contractor; (ii) supervised such employee or contractor; or (iii) obtained or received non-public information specifically related to such employee’s employment, or such business partner’s or contractor’s engagement, with Deltek.

5. Reasonableness of Restrictions.

a. Employee recognizes and agrees that Deltek has a legitimate need to protect its Confidential Information and its customer goodwill by restricting, in the manner set forth in this Agreement, competition from persons to whom Deltek has given access to its Confidential Information and/or access to its existing and prospective customers.

b. With respect to customer goodwill, Employee acknowledges and agrees that any customer relationships developed, nurtured, fostered, or generated by Employee during Employee’s employment with Deltek represent goodwill belonging to Deltek and are entitled to the protection afforded by the limited restrictions set forth in this Agreement, even if some such relationships existed prior to Employee’s employment with Deltek.

c. With respect to the scope of Deltek’s business, Employee recognizes that Deltek’s business is global in scope and that limiting the geographic scope of certain restrictions placed upon Employee would not adequately protect Deltek’s legitimate interests.

6. Employee’s Ability to Earn a Living.

By Employee’s signature below, Employee represents that, prior to signing this Agreement, Employee has (a) had an opportunity to seek legal counsel if Employee so desired; (b) had an opportunity to ask questions of Deltek regarding this Agreement and the purpose for it; and (c) considered how the restrictions contained herein will affect Employee’s ability to earn a living after his or her employment with Deltek ends. Employee acknowledges and agrees that, after reviewing the terms of this Agreement, Employee has concluded that the restrictions placed upon him/her in this Agreement are reasonable, and that Employee possesses skills that will allow Employee to earn a living after leaving Deltek without violating the obligations set forth in this Agreement.

7. Return of Property

Employee agrees that, upon termination of Employee’s employment with Deltek for any reason, Employee is required to immediately return to Deltek all property of Deltek, including without limitation: (i) all electronic and hard copy files in Employee’s possession that relate to Employee’s employment with Deltek, including e-mails; (ii) all manuals and other documents relating to Deltek’s proprietary software; (iii) all computers and other electronic devices, such as Blackberries, issued by Deltek to employee; (iv) all security badges and keys; and (v) all other company property that Employee received or obtained in the course of employment with Deltek. Employee specifically understands and agrees that Employee is not permitted to copy or erase any data from his/her computer, or any computer server of Deltek, prior to or upon leaving employment with Deltek, other than in the normal course of Employee’s employment. Should Employee wish to copy or erase any electronic files from a company computer or server that Employee believes are personal to Employee, Employee must request and obtain written permission from Deltek prior to copying or erasing any such data.

8. No Other Agreements

By Employee’s signature below, Employee represents and warrants that (i) he/she is not bound by the terms of any agreement with any previous employer or other party to refrain from competing, directly or indirectly, with the business of such previous employer or other party; (ii) to the best of Employee’s knowledge, Employee’s performance of all of the terms of this Agreement and as an employee of Deltek does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by Employee in confidence prior to Employee’s employment with Deltek; and (iii) Employee will not knowingly disclose to Deltek, use on Deltek’s behalf, or induce Deltek to use any confidential or proprietary information or material belonging to any previous employer or other party.

9. Employment At Will

Subject to the terms of the Secondment Letter, dated December 14, 2010, Employee acknowledges and agrees that Employee’s employment with Deltek is at will, meaning that either Employee or Deltek may terminate the employment relationship, with or without cause and with or without advance notice, at any time. No agreement for employment for any specific period of time is valid unless made in writing and signed by Employee and the Chief Executive Officer or Senior Vice President, Human Resources of Deltek.

10. Injunctive Relief

Employee acknowledges and agrees that any breach of the provisions contained in this Agreement will cause Deltek immediate, material and irreparable injury, harm and damage, for which there may be no adequate remedy at law. Accordingly, in the event of any actual or threatened breach by Employee of any of the provisions of this Agreement, in addition to any other remedies it may have at law or in equity, Deltek shall be entitled to seek enforcement of this Agreement in a court of competent jurisdiction by means of a decree of specific performance, an injunction without the posting of a bond or the requirement of any other guarantee, and any other form of equitable relief.

11. Entire Agreement.

This Agreement constitutes the entire agreement between the parties with respect to the matters addressed herein and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement. This Agreement may be amended or modified only by a written instrument executed by both the Chief Executive Officer of Deltek and Employee. No person has any authority to make any representation or promise on behalf of Deltek not set forth herein, and this Agreement has not been executed in reliance upon any representation or promise except those herein.

12. Severability.

This Agreement shall be enforceable to the fullest extent allowed by law. In the event that a court holds any provision of this Agreement to be invalid or unenforceable, Employee agrees that, if allowed by law, that provision shall be deemed severable from the remainder of this Agreement, and the remaining provisions contained in this Agreement shall be construed to preserve to the maximum permissible extent the intent and purposes of this Agreement.

13. Governing Law And Jurisdiction.

This Agreement is made and entered in the Commonwealth of Virginia. This Agreement shall be governed by, and interpreted under, the laws of Virginia, regardless of any principles of conflicts of laws or choice of laws of any jurisdiction. Employee agrees that the state courts of Virginia, and, if the jurisdictional prerequisites exist at the time, the United States District Court for the Eastern District of Virginia, shall have jurisdiction to hear and determine any dispute or controversy arising under or concerning this Agreement.

14. No Waiver.

Employee acknowledges and agrees that the failure by Deltek to enforce any term of this Agreement shall not constitute a waiver of any rights or deprive Deltek of the right to insist thereafter upon strict adherence to that or any other term of this Agreement, nor shall a waiver of any breach of this Agreement constitute a waiver of any preceding or succeeding breach. A waiver or consent given by Deltek on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion. No waiver of a right under any provision of this Agreement shall be binding on Deltek unless made in writing and signed by Deltek.

15. Entitlement To Enforce.

The rights and obligations under this Agreement shall inure to the benefit of, and may be enforced by and for the benefit of, Deltek and its successors and assigns, including any corporation with which or into which Deltek may be merged. Employee may not assign any rights or duties under this Agreement.

16. Headings.

The headings of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

17. Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

I HAVE READ AND UNDERSTAND THIS AGREEMENT, AND I ACCEPT AND AGREE TO ALL OF ITS TERMS AND CONDITIONS. I ENTER INTO THIS AGREEMENT VOLUNTARILY, WITH FULL KNOWLEDGE OF ITS EFFECT.

Employee’s Signature	Date

Employee’s Name (Please Print)

Deltek, Inc.

By:	Date
Its: